Exhibit 10.14

PLAN DOCUMENT

INCENTIVE COMPENSATION PLAN

PURPOSE

The purpose of the Incentive Compensation Plan (“Plan”) is to provide a financial incentive to key exempt employees to improve Broadway Federal Bank’s (Bank) financial performance consistent with safe and sound policies and practices.  Incentives are based on the achievement of board approved annual objectives consistent with the Bank’s long-term goals.

ELIGIBLITY

Exempt employees of the Bank are eligible to participate in the Plan.  Target award percentages are based on position and scope of responsibility.  Positions at the non-exempt level do not have target awards.  Rather, they are eligible for one-time exceptional performance awards that can be granted at the end of the year or at the conclusion of a project.

A minimum of three months continuous service with the Bank is necessary in order to be eligible for an award under the Plan.

PLAN ADMINISTRATION

The Compensation Committee of the Board of Directors (“Committee”) administers the Plan, which approves: (1) plan participants, (2) bonus award levels, (3) Bank and individual objectives and target performance levels.  The Committee also approves final incentive payout awards for the Senior Executive Officers (SEOs).  The CEO of the Bank is delegated the responsibility for the day-to day administration of the Plan, the objectives and the awards for eligible employees.

PERFORMANCE OBJECTIVES

Awards under the Plan are based on achievement of annual Bank objectives and individual objectives.  The weighting of Bank objectives and individual objectives for eligible positions is as follows:

Bonus Opportunity for:		Bank Objectives	Individual Objectives
Category 1	• CEO	100%	0%
Category 2	• EVP/ CFO • EVP/ CLO • EVP/ CRBO	80%	20%

Approved by Board 02-2020

PLAN DOCUMENT

Bonus Opportunity for:		Bank Objectives	Individual Objectives
Category 3	• FVP/ Chief Auditor FVP/ Controller	70%	30%
Category 4	• VP/ Chief Credit Officer • VP/Internal Asset Review Manager • VP/Retail Deposits Operations Manager • VP/Administration & Community Development Manager • VP/Loan Service Manager	50%	50%
Category 5	• AVP/Human Resources Manager • AVP/BSA Manager • AVP/Information Technology Manager	20%	80%

Bank objectives are specified in advance of the Plan year by the CEO and approved by the Compensation Committee and the Board.  For purposes of calculating performance against the objectives for any year, profit (Net Earnings) is after-tax net income, as shown in Broadway Financial Corporation’s (Company) Consolidated Statement of Income for such year, including an amount equal to the after-tax charges for awards under this Plan for such year.

Individual objectives are established for each participating employee, depending on annual goals for the individual’s position, and typically include profit performance, regulatory compliance, cost performance targets, as well as other performance indicators related to the position (e.g. employee development, teamwork and quality).

Approved by Board 02-2020

PLAN DOCUMENT

THRESHOLDS

Thresholds establish minimum performance to activate the Plan.  The minimum financial threshold for activation of the Plan is 80% of the Board approved Consolidated Net Earnings (Net Earnings) for the Plan year.  Target is 100% of Board approved Net Earnings and Maximum (cap) is 120% of Board approved Net Earnings.

The minimum regulatory threshold for activation of the Plan is to maintain a “safety and soundness” examination rating of “3” or better and the maintenance of an asset quality rating of “3” or better.

FINAL AWARDS

Final awards are paid in cash following the end of the Plan year.  Individual employee awards are calculated against the achievement of Bank and Individual objectives as shown below (as % of base salary).

The current Bonus Opportunity schedule, which shall be updated and approved by the Compensation Committee on an annual basis, follows

Bonus Opportunity for:		Minimum (80% of net earnings)	Target (100% of net earnings)	Maximum (120% of net earnings)
Category 1	CEO	25%	40%	65%
Category 2	EVP/ CFO EVP/ CLO EVP/ CRBO	20%	35%	50%
Category 3	FVP/Chief Auditor, FVP/Controller FVP/Loan Service Manager VP/Corporate Secretary/General Counsel	15%	25%	40%
Category 4	VP/ Chief Credit Officer VP/ Internal Asset Review Manager VP/Information Technology VP/Retail Deposit Operations Manager VP/Administration and Community Development Manager	10%	20%	30%
Category 5	AVP/ Human Resources Manager VP/Training Manager AVP/BSA Officer AVP/Information Technology	5%	15%	20%

Sample bonus calculation worksheets are shown on pages 7-9.

Approved by Board 02-2020

PLAN DOCUMENT

DISCRETIONARY AWARDS

As part of this Plan design, an additional discretionary bonus reserve equal to 10% of the total bonus accrual for the Plan year will be available to recognize exempt employees who have demonstrated outstanding individual performance. The minimum award is $500 and the maximum award is $10,000. The number and amount of discretionary awards will be determined by the number of eligible employees, the total amount of the bonus reserve, and individual employee performance.

Discretionary awards based on individual performance are available under the Plan, even if threshold minimum net earnings are not achieved, except for employment categories “1” and “2” that require board approval.

BONUS CONDITIONS

The Bank will not make any bonus or incentive payments if any of the following conditions exist:
1.	The Bank is subject to any adverse corrective regulatory action.
2.	The Bank is less than “Well Capitalized”, according to Prompt Corrective Action Standards.
3.	The Bank receives a composite rating of “4” or worse, or a component rating of “4” or worse for “asset quality” at any regulatory examination.

TERMINATION OF EMPLOYMENT

Unless determined otherwise by the Committee, a Participant who terminates employment with the Bank for any reason except Bank-approved retirement, permanent disability, or death prior to the end of a year is not eligible to receive a final award for that year.

Approved by Board 02-2020

PLAN DOCUMENT

Unless determined otherwise by the Committee, in the case of Bank-approved retirement, permanent disability, or death during the year, the eligibility of the Participant (or the participant’s surviving spouse or other beneficiary in the case of death) to receive an award for that year remains in effect.  In general, awards made in such cases are reduced pro rata based on the number of months of service during the year.

In the event of competitive activity, failure to cooperate with the Bank or to engage in conduct inimical to the best interest of the Bank, the Committee may, at its discretion, remove a participant from the Plan.

DEFINITIONS

The “Plan”	Incentive Compensation Plan of Broadway Federal Bank

“Participants”	All active exempt employees of Broadway Federal Bank with a minimum of 3 months continuous service.

The “Bank”	Broadway Federal Bank

The “Committee”	The Compensation/Benefits Committee of the Board of Directors

“Individual Objectives”	Individual objectives are established at the beginning of each annual performance period by each employee and his/her manager

Senior Executive Officer	Principal executive officer of the Bank, Chief Financial Officer, Chief Loan Officer and the Chief Retail Banking Officer.

Approved by Board 02-2020